SUBLEASE AGREEMENT

I, G2 International (sublessor) agree to sublease premises described below to Tiger Trade Technologies, Inc. (Subtenant) in consideration of a sum of money according to the terms below. Both parties agree to keep and perform all the covenants and conditions described below.

Sublessor agrees to sublet offices at the premises located at: 5430 LBJ Freeway; Suite 1485 Dallas, TX 75240.

The Sublessor is subject to all the terms and conditions of the original lease agreement entered into by sublessor with lessor. The term of this agreement begin July 1, 2015 and end upon termination date of original lease agreement.

Subtenant agrees to surrender the premises upon the expiration of the term of this agreement in as good condition as they were at the beginning of the term, reasonable wear and use excluded.

Subtenant agrees to pay full monthly rental as specified in original lease agreement.

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Signature of Sublessor

Gust C Kepler

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Signature of Subtenant

Gust C. Kepler